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                                                                     EXHIBIT 5.1

                       [Letterhead of Palmer & Dodge LLP]

                                                                  April 24, 2002

Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139

Re: Registration of 5,000,000 shares of Common Stock of Dyax Corp.

Ladies and Gentlemen:

    We are furnishing this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Dyax Corp. (the "Company"), a Delaware corporation, to be filed on or about April 24, 2002 with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to up to 5,000,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share ("Common Stock").

    We have reviewed the Registration Statement, including the prospectus (the "Prospectus") that is a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a "Prospectus Supplement"). The Prospectus as supplemented by various Prospectus Supplements will provide for the issuance and sale by the Company of the Shares, which are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

    We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. We have made such examination as we consider necessary to render this opinion.

    We assume for purposes of this opinion that (i) the consideration per share of the Shares will not be less than $0.01, (ii) the number of Shares issued pursuant to the Registration Statement, together with the number of shares of Common Stock outstanding or reserved at the time of issuance, will not exceed the respective number of shares of Common Stock authorized by the Certificate of Incorporation on the date hereof, as amended by any amendment to the Certificate of Incorporation hereafter filed by the Company with respect to its Common Stock prior to the issuance of such Shares, and (iii) the Company is and will remain duly organized, validly existing and in good standing under applicable state law.

    The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting Delaware General Corporation Law, and the federal laws of the United States.

    Based upon the foregoing, we are of the opinion that the Company has the authority to issue up to 50,000,000 shares of Common Stock and that upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance and delivery of and payment for the Shares in the manner contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and by such resolution, the Shares will be validly issued, fully paid and nonassessable.

    We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ Palmer & Dodge LLP

                                          Palmer & Dodge LLP